                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)


                                   ITSA, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Ordinary Shares, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title and Class of Securities)

                                   64984V-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 James B. Rubin
                       Resurgence Asset Management, L.L.C.
                               10 New King Street
                          White Plains, New York 10604
                            Telephone: (914) 288-8600

--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                  January 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |X|.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 15 Pages)


------------------------------                                                     --------------------------------
CUSIP No.  64984V-10-6                            SCHEDULE 13D                                  PAGE 2 OF 15 PAGES
------------------ ------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   James B. Rubin
                   Resurgence Asset Management, L.L.C. (1)
------------------ ------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
                                                                                                   (b)  [ ]
------------------ ------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ ------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   OO
------------------ ------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM  2(d) or 2(e)
                                                                                                        [ ]
------------------ ------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
------------------ ------------------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                             1,319,200 (1)
                                -------- --------------------------------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                        None
           OWNED BY             -------- --------------------------------------------------------------------------
        EACH REPORTING             9     SOLE DISPOSITIVE POWER
         PERSON WITH                         1,319,200 (1)
                                -------- --------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                             None
------------------ ------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,319,200 (1)
------------------ ------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN  SHARES*  [ ]
------------------ ------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
                   13.192%
------------------ ------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   IA
------------------ ------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Resurgence Asset Management, L.L.C. ("RAM") exercised voting and dispositive power over the Issuer's securities solely in its capacity as the general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. Accordingly, RAM and M.D. Sass Corporate Resurgence Partners, L.P. may be deemed to have each shared voting and dispositive power with each other. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of RAM.

------------------------------                                                     --------------------------------
CUSIP No.  64984V-10-6                            SCHEDULE 13D                                  PAGE 3 OF 15 PAGES
------------------ ------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   James B. Rubin
                   Resurgence Asset Management International, L.L.C.(1)
------------------ ------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  [ ]
                                                                                          (b)  [ ]
------------------ ------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ ------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   OO
------------------ ------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM  2(d) or 2(e)
                                                                                               [ ]
------------------ ------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
------------------------------- -------- --------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              676,685 (1)
                                -------- --------------------------------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY             -------- --------------------------------------------------------------------------
        EACH REPORTING             9     SOLE DISPOSITIVE POWER
         PERSON WITH                          676,685 (1)
                                -------- --------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None
------------------ ------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   676,685 (1)
------------------ ------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]
------------------ ------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   6.7686%
------------------ ------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   IA
------------------ ------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Resurgence Asset Management International, L.L.C. ("RAMI") exercised voting and dispositive power over the Issuer's securities solely in RAMI's capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence International, Ltd. Accordingly, RAMI may have been deemed to share voting and dispositive power with M.D. Sass Corporate Resurgence Partners International Ltd. On July 1, 2001, M.D. Sass Re/Enterprise International, Ltd., which had been managed by RAMI, was consolidated with M.D. Sass Re/Enterprise Partners, L.P., and their respective assets were contributed to a single master portfolio called M.D. Sass Re/Enterprise Portfolio Company, L.P., which is managed by REAM. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of RAMI.

------------------------------                                                     --------------------------------
CUSIP No.   64984V-10-6                           SCHEDULE 13D                                  PAGE 4 OF 15 PAGES
------------------ ------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   James B. Rubin
                   Re/Enterprise Asset Management, L.L.C. (1)
------------------ ------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
                                                                                                   (b)  [ ]
------------------ ------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ ------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   OO
------------------ ------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM  2(d) or 2(e)
                                                                                                        [ ]
------------------ ------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
------------------ ------------------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              1,327,943 (1)
                                -------- --------------------------------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY             -------- --------------------------------------------------------------------------
        EACH REPORTING             9     SOLE DISPOSITIVE POWER
         PERSON WITH                          1,327,943 (1)
                                -------- --------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None
------------------ ------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,327,943 (1)
------------------ ------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]
------------------ ------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   13.2794%
------------------ ------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   IA
------------------ ------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Re/Enterprise Asset Management L.L.C. ("REAM") exercised voting and dispositive power over the Issuer's securities (a) as the sole investment advisor to two employee pension plans and (b) as general partner and sole investment advisor of M.D. Sass Re/Enterprise Portfolio Company, L.P. ("Enterprise") and M.D. Sass Re/Enterprise II, L.P. ("Enterprise II"). Accordingly, REAM may have been deemed to share voting and dispositive power with each of the pension plans and with Enterprise and Enterprise II. On July 1, 2001, M.D. Sass Re/Enterprise International, Ltd., which was managed by RAMI, and M.D. Sass Re/Enterprise Partners, L.P., which was managed by REAM, were consolidated and their respective assets were contributed to a single master portfolio, Enterprise. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of REAM.

------------------------------                                                     ---------------------------------------------
CUSIP No.   64984V-10-6                           SCHEDULE 13D                                  PAGE 5 OF 15 PAGES
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Kingstreet, Ltd. (1)
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
                                                                                                   (b)  [ ]
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   OO
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM  2(d) or 2(e)
                                                                                                        [ ]
------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   British Virgin Islands
------------------ -------------------------------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              17,600 (1)
                                -------- ---------------------------------------------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY             -------- ---------------------------------------------------------------------------------------
        EACH REPORTING             9     SOLE DISPOSITIVE POWER
         PERSON WITH                          17,600 (1)
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   17,600 (1)
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN  SHARES*  [X]
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   0.1760%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   CO
------------------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Kingstreet, Ltd. is the wholly-owned subsidiary of the M.D. Sass Re/Enterprise International Irrevocable Trust II (the "Trust"). Accordingly, Kingstreet, Ltd. and the Trust may have been deemed to share voting and dispositive power over the Issuer's securities. Voting and dispositive power on behalf of the Trust is exercised through its trustee, CITCO Trustees Company (BVI) Ltd. The sole director of Kingstreet, Ltd. is CTC Corporation, Ltd.

------------------------------                                                     --------------------------------
CUSIP No.   64984V-10-6                           SCHEDULE 13D                                  PAGE 6 OF 15 PAGES
------------------ ------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Resurgence Parallel Fund, L.L.C. (1)
------------------ ------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
                                                                                                   (b)  [ ]
------------------ ------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ ------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   OO
------------------ ------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                        [ ]
------------------ ------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
------------------ ------------------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              46,057 (1)
                                -------- --------------------------------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY             -------- --------------------------------------------------------------------------
        EACH REPORTING             9     SOLE DISPOSITIVE POWER
         PERSON WITH                          46,057 (1)
                                -------- --------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None
------------------ ------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   46,057 (1)
------------------ ------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [X]
------------------ ------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
                   0.4606%
------------------ ------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   OO
------------------ ------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Resurgence Parallel Fund, L.L.C.'s managers, Martin D. Sass, Hugh R. Lamle and Martin E. Winter, exercised voting and dispositive power over the Issuer's securities.

------------------------------                                                     ---------------------------------
CUSIP No.   64984V-10-6                           SCHEDULE 13D                                  PAGE 7 OF 15 PAGES
------------------ -------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   M.D. Sass Associates Inc. Employees Profit Sharing Plan (1)
------------------ -------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
                                                                                                   (b)  [ ]
------------------ -------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   OO
------------------ -------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM  2(d) or 2(e)
                                                                                                        [ ]
------------------ -------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   New York
------------------ -------------------------------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              12,137 (1)
                                -------- ---------------------------------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY             -------- ---------------------------------------------------------------------------
        EACH REPORTING             9     SOLE DISPOSITIVE POWER
         PERSON WITH                          12,137 (1)
                                -------- ---------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None
------------------ -------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   12,137 (1)
------------------ -------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [X]
------------------ -------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   0.1214%
------------------ -------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   EP
------------------ -------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The trustee of M.D. Sass Associates, Inc. Employees Profit Sharing Plan is Martin E. Winter.

------------------------------                                                     --------------------------------
CUSIP No.  64984V-10-6                            SCHEDULE 13D                                  PAGE 8 OF 15 PAGES
------------------ ------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   J.B. Rubin & Company Profit Sharing Plan (1)
------------------ ------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
                                                                                                   (b)  [ ]
------------------ ------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ ------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   OO
------------------ ------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                        [ ]
------------------ ------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   N/A
------------------ ------------------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              691 (1)
                                -------- --------------------------------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY             -------- --------------------------------------------------------------------------
        EACH REPORTING             9     SOLE DISPOSITIVE POWER
         PERSON WITH                          691 (1)
                                -------- --------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None
------------------ ------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   691 (1)
------------------ ------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [X]
------------------ ------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   0.0069%
------------------ ------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   EP
------------------ ------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)      The trustee of J.B. Rubin & Company Profit Sharing Plan is James B.
         Rubin.

------------------------------                                                     --------------------------------
CUSIP No.  64984V-10-6                            SCHEDULE 13D                                  PAGE 9 OF 15 PAGES
------------------ ------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Resurgence Asset Management Employee Retirement Plan (1)
------------------ ------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*                            (a)  [ ]
                                                                                                   (b)  [ ]
------------------ ------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ ------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   OO
------------------ ------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM  2(d) or 2(e)
                                                                                                        [ ]
------------------ ------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   N/A
------------------------------- -------- --------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              601 (1)
                                -------- --------------------------------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY             -------- --------------------------------------------------------------------------
        EACH REPORTING             9     SOLE DISPOSITIVE POWER
         PERSON WITH                          601 (1)
                                -------- --------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None
------------------ ------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   601 (1)
------------------ ------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [X]
------------------ ------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   0.0060%
------------------ ------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   EP
------------------ ------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The trustee of Resurgence Asset Management Employee Retirement Plan is James B. Rubin.

--------------------------                               ---------------------
CUSIP No.   64984V-10-6           SCHEDULE 13D             PAGE 10 OF 15 PAGES
--------------------------                               ---------------------


ITEM 1.  SECURITY AND ISSUER.

         This Schedule 13D relates to Ordinary Shares of ITSA, Ltd., a Cayman Island corporation (the "Issuer"). The Issuer's principal executive offices are located at SCS, Quadra 07-BL.A Ed. Executive Tower, Sala 601 70.300-911 Brasilia
- DF BRAZIL.


ITEM 2.  IDENTITY AND BACKGROUND.

(a)      Names of Persons Filing:

         1.       Resurgence Asset Management, L.L.C. ("RAM")

         2.       Resurgence Asset Management International, L.L.C. ("RAMI")

         3.       Re/Enterprise Asset Management, L.L.C. ("REAM")

         4.       Kingstreet, Ltd.

         5.       Resurgence Parallel Fund, L.L.C. ("Parallel Fund")

         6.       M.D. Sass Associates, Inc. Employees Profit Sharing Plan
                  ("SAEPS")

         7.       J.B. Rubin & Company Profit Sharing Plan (the "Rubin Plan")

         8.       Resurgence Asset Management Employee Retirement Plan ("RAM
                  Plan")

(Each person listed above is a "Reporting Person" and collectively "Reporting Persons")

(b) The address for each of RAM, RAMI, REAM, the Rubin Plan, Parallel Fund, and RAM Plan, is:

                  10 New King Street
                  First Floor
                  White Plains, New York 10604

         The address for SAEPS is:

                  1185 Avenue of the Americas
                  18th Floor
                  New York, New York  10036

         The address for Kingstreet, Ltd. is:

                  c/o  CITCO Trustees (BVI) Ltd.
                  P.O. Box 662
                  Road Town, Tortola
                  British Virgin Islands

(c) The principal occupation of RAM, RAMI and REAM is that of investment advisor.

         The principal occupation of Kingstreet, Ltd. is to make and hold investments on behalf of the M.D. Sass Re/Enterprise International Irrevocable Trust II.

         The principal occupation of Parallel Fund is to make investments in certain funds managed by RAM.

         The principal occupation of SAEPS, the Rubin Plan and the RAM Plan is that of an employee benefit plan.

(d)-(e)  None of the Reporting Persons, has, during the last five years,
         (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which he or it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

--------------------------                               ---------------------
CUSIP No.   64984V-10-6           SCHEDULE 13D             PAGE 11 OF 15 PAGES
--------------------------                               ---------------------

(f)      See Row 6 of each cover page.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         As of December 31, 2001, the Reporting Persons beneficially owned an aggregate of 3,400,914 shares of the Ordinary Shares, representing 34.00914% of the total outstanding Ordinary Shares. The Ordinary Shares were acquired in exchange for the surrender of claims held by the Reporting Persons in a Chapter 11 bankruptcy proceeding involving the Issuer's predecessor, TV Filme, Inc., a Delaware corporation.


ITEM 4.  PURPOSE OF TRANSACTION.

         The Reporting Persons' respective acquisitions of the securities were made through the exchange of such securities for the surrender of claims held by the Reporting Persons in a Chapter 11 bankruptcy proceeding involving the Issuer's predecessor, TV Filme, Inc., a Delaware corporation.

         None of the Reporting Persons has formulated any plans or proposals that relate to or otherwise result in any matter required to be disclosed in response to paragraphs (a) through (j) of Item 4 of Schedule 13D. The Reporting Persons intend to review on a continuing basis their investment in the Issuer and the Issuer's business affairs, financial position and prospects. Based on such evaluation and review, as well as the respective objectives of the Reporting Persons and the Issuer, other business opportunities available to the Reporting Persons, general economic and industry conditions, and other factors that the Reporting Persons may deem relevant, the Reporting Persons may consider from time to time various courses of action of the types described in clauses
(a) through (j) of Item 4 of Schedule 13D.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b)  See Rows 7, 9, 11 and 13 of each cover page.

         The percentages in Row 13 of each cover page are based on 10,000,000 shares of Ordinary Shares that were outstanding as of November 13, 2001, as reported in the Issuer's Form 10-Q filed on November 14, 2001.


(c) None of the Reporting Persons has effected any transactions in the Ordinary Shares during the past 60 days.

(d) No person other than those named in Item 2 is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares.

(e)      Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         None.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit 1      Agreement as to Joint Filing of Schedule 13D
         Exhibit 2      Disclaimer of Beneficial Ownership

                                    SIGNATURE
--------------------------                               ---------------------
CUSIP No.   64984V-10-6           SCHEDULE 13D             PAGE 12 OF 15 PAGES
--------------------------                               ---------------------

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2002
                               RESURGENCE ASSET MANAGEMENT, L.L.C.

                               By: /s/  James B. Rubin
                               --------------------------------------------
                               James B. Rubin, Co-Chair

                               RESURGENCE ASSET MANAGEMENT INTERNATIONAL, L.L.C.

                               By: /s/  James B. Rubin
                               --------------------------------------------
                               James B. Rubin, Co-Chair

                               RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                               By: /s/  James B. Rubin
                               --------------------------------------------
                               James B. Rubin, Co-Chair

                               KINGSTREET LTD.

                               By: /s/ CTC Corporation, Ltd.
                               -------------------------------------------------
                               CTC Corporation, Ltd., Director

                               RESURGENCE PARALLEL FUND, L.L.C.

                               By: /s/  Martin E. Winter
                               --------------------------------------------
                               Martin E. Winter, Member

                               M.D. SASS ASSOCIATES, INC. EMPLOYEES PROFIT
                               SHARING PLAN

                               By: /s/  Martin E. Winter
                               --------------------------------------------
                               Martin E. Winter, Trustee


                               J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                               By: /s/  James B. Rubin
                               --------------------------------------------
                               James B. Rubin, Trustee

                               RESURGENCE ASSET MANAGEMENT EMPLOYEE RETIREMENT PLAN

                               By: /s/  James B. Rubin
                               --------------------------------------------
                               James B. Rubin, Trustee

--------------------------                               ---------------------
CUSIP No.   64984V-10-6           SCHEDULE 13D             PAGE 13 OF 15 PAGES
--------------------------                               ---------------------



                          EXHIBIT INDEX TO SCHEDULE 13D
                                   ITSA, INC.

         Exhibit 1 Agreement between Resurgence Asset Management, L.L.C., Resurgence Asset Management International, L.L.C., Re/Enterprise Asset Management, L.L.C., Kingstreet Ltd., Resurgence Parallel Fund L.L.C., M.D. Sass Associates, Inc. Employees Profit Sharing Plan, J.B. Rubin & Company Profit Sharing Plan, and Resurgence Asset Management Employee Retirement Plan, as to joint filing of Schedule 13D.

         Exhibit 2   Disclaimer of Beneficial Ownership by RAM, RAMI and REAM.

--------------------------                               ---------------------
CUSIP No.   64984V-10-6           SCHEDULE 13D             PAGE 14 OF 15 PAGES
--------------------------                               ---------------------

                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D

Each of the undersigned hereby affirms that it is individually eligible to use
Schedule 13D, and agrees that this amendment to Schedule 13D is filed on its behalf.

Dated:  February 6, 2002

                           RESURGENCE ASSET MANAGEMENT, L.L.C.

                           By: /s/  James B. Rubin
                           --------------------------------------------
                           James B. Rubin, Co-Chair

                           RESURGENCE ASSET MANAGEMENT INTERNATIONAL, L.L.C.

                           By: /s/  James B. Rubin
                           --------------------------------------------
                           James B. Rubin, Co-Chair

                           RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                           By: /s/  James B. Rubin
                           --------------------------------------------
                           James B. Rubin, Co-Chair

                           KINGSTREET LTD.

                           By: /s/  CTC Corporation, Ltd.
                           -----------------------------------------------------
                           CTC Corporation, Ltd., Director

                           RESURGENCE PARALLEL FUND, L.L.C.

                           By: /s/  Martin E. Winter
                           --------------------------------------------
                           Martin E. Winter, Member

                           M.D. SASS ASSOCIATES, INC. EMPLOYEES PROFIT SHARING PLAN

                           By: /s/  Martin E. Winter
                           --------------------------------------------
                           Martin E. Winter, Trustee

                           J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                           By: /s/  James B. Rubin
                           --------------------------------------------
                           James B. Rubin, Trustee

                           RESURGENCE ASSET MANAGEMENT EMPLOYEE RETIREMENT PLAN

                           By: /s/  James B. Rubin
                           --------------------------------------------
                           James B. Rubin, Trustee

-----------------------                             ----------------------------
CUSIP No.   039381108         SCHEDULE 13D            PAGE 30 OF 38 PAGES
-----------------------                             ----------------------------


                                    EXHIBIT 2

                       DISCLAIMER OF BENEFICIAL OWNERSHIP

Each of the undersigned disclaims beneficial ownership of the securities referred to in the Schedule 13D to which this exhibit is attached, and the filing of this Schedule 13D shall not be construed as an admission that any of the undersigned is, for the purpose of Section 13D or 13G of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13D.

Dated: February 6, 2002

                           RESURGENCE ASSET MANAGEMENT, L.L.C.

                           By: /s/  James B. Rubin
                           --------------------------------------------
                           James B. Rubin, Co-Chair

                           RESURGENCE ASSET MANAGEMENT INTERNATIONAL, L.L.C.

                           By: /s/  James B. Rubin
                           --------------------------------------------
                           James B. Rubin, Co-Chair

                           RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                           By: /s/  James B. Rubin
                           --------------------------------------------
                           James B. Rubin, Co-Chair